UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 9, 2012 (April 3, 2012)

Date of Report (date of earliest event reported)

NEUROGESX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33438	94-3307935
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404

(Address of principal executive offices)

(650) 358-3300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 3, 2012, NeurogesX, Inc. (the “Company”) entered into a Settlement, Release and Patent Assignment Agreement with Marco Pappagallo (“Pappagallo”) and Peter Staats (“Staats”) (the “Agreement”). Under the terms of the Agreement, the Company obtained from Pappagallo and Staats certain releases and covenants not to sue and an assignment of certain intellectual property, including certain intellectual property relating to the Company’s Qutenza product. In exchange, the Agreement provides for Messrs. Pappagallo and Staats to each receive (i) an initial cash payment of $300,000, (ii) potential additional cash payments of up to an individual aggregate of $450,000 in the event the Company achieves certain annual sales milestones for Qutenza and (iii) certain royalties on net sales of products utilizing intellectual property licensed by the Company under the Exclusive License Agreement between the Company and The Regents of the University of California (the “UC”) (as amended to date pursuant to the form of such agreement executed as of October 6, 2008, the “Exclusive License”). Additionally, pursuant to the terms of the Agreement, Messrs. Pappagallo and Staats have each been granted, pursuant to the terms of the Company’s 2007 Stock Plan, as amended, a restricted stock purchase right for 75,000 shares of common stock of the Company that they may elect to purchase within five years of the date of the Agreement. The purchase price for such shares was set at $0.3904 per share. Costs and expenses associated with the applicable portions of the settlement payments set forth above are already reflected in the Company’s financial statements.

In connection with the entry by the Company into the Agreement, the Company and the UC also entered into Amendment Number Four to Exclusive License Agreement on April 3, 2012 (the “UC Amendment”). Under the terms of the UC Amendment, the Exclusive License was amended to provide for the Company the right to offset 50% of the cash and royalty payments to be paid by the Company to Pappagallo and Staats under the Agreement against amounts the Company would otherwise be obligated to pay to the UC under the Exclusive License.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGESX, INC.

Date: April 9, 2012	By:	/S/ STEPHEN F. GHIGLIERI
Stephen F. Ghiglieri
Executive Vice President, Chief Operating Officer Chief Financial Officer